Exhibit 23.1

[Letterhead of Deloitte]

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 27, 2017, relating to the consolidated financial statements of ZTO Express (Cayman) Inc., its subsidiaries, variable interest entity and subsidiaries of variable interest entity (the “Group”) (which report expresses an unqualified opinion on the consolidated financial statements and includes an explanatory paragraph referring to the translation of Renminbi amounts to United States dollar amounts for the convenience of the readers in the United States of America), appearing in the Annual Report on Form 20-F of ZTO Express (Cayman) Inc. for the year ended December 31, 2016.

/s/Deloitte Touche Tohmatsu Certified Public Accountants LLP

Shanghai, China

January 12, 2018